ChromaDex Corporation Reports Fourth Quarter and Fiscal Year 2021 Results
Total net sales of $67.4 million for the full year, up 14% from the prior year, with $56.7 million from Tru Niagen® and gross margin of 61.5%. Total net sales of $17.8 million for the three months ended December 31, 2021, up 15% from the prior year quarter.

LOS ANGELES, CA - March 9, 2022 - ChromaDex Corp. (NASDAQ:CDXC) today announced fourth quarter and fiscal year 2021 financial results.

Fourth Quarter 2021 and Recent Highlights
•Total net sales were $17.8 million, up 15% year over year.
•Tru Niagen® net sales were $14.1 million, a 14% increase year over year.
•Gross margin was 61.2%, up 20 basis points year over year.
•Net loss was $5.3 million or $0.08 loss per share, an improvement of $0.02 per share year over year.
•In January 2022, announced a supply agreement with Designs for Health to sell Niagen® in specially-formulated products, available exclusively through the company’s extensive healthcare practitioner network.
•The ChromaDex External Research Program (CERP) celebrates 100 published peer-reviewed studies on Niagen® and other ingredients. This research conducted by independent investigators has expanded the understanding of nicotinamide riboside (NR) in key health areas including Ataxia-telangiectasia, skeletal muscle, liver health, and heart failure.
•Clinical study published in Cell Metabolism finds that NR supplementation significantly increased cerebral NAD levels, and decreased levels of inflammatory cytokines in Parkinson’s Disease (PD) patients, building on positive preclinical research supporting NR’s positive impact on neurodegenerative diseases. Further studies are underway to understand the role of NR supplementation in Parkinson’s patients.
•New U.S. continuation patent reinforces ChromaDex’s intellectual property portfolio of over 40 patents on NR and other NAD precursors by adding protection of a novel manufacturing process of NR and its various salt forms.

Full Year 2021 Highlights
•Delivered on latest financial outlook to investors across all metrics. Slightly better than target on research and development, general and administrative expense.
•Total net sales of $67.4 million, up 14% from $59.3 million year over year.
•Tru Niagen® net sales of $56.7 million, a 20% increase from $47.1 million year over year.
•Gross margins of 61.5%, a 200 basis point increase year over year.
•Announced strategic supply agreements with Health & Happiness Group (H&H), a global leader in premium health, human and pet nutrition and personal care brands, and healthcare technology company, Ro, to sell Niagen® in exclusively formulated Swisse™ and Roman products, respectively. Roman Life launched in September 2021.
•Launched Tru Niagen® in 3,800 Walmart stores across the United States in June.
•Announced partnership with Sinopharm Xingsha, a subsidiary of one of China’s largest pharmaceutical companies, to conduct cross-border sales of Tru Niagen in mainland China, and collaborate to secure health food registration.

“ChromaDex achieved solid net sales growth in 2021 and recent scientific developments continue to validate the market opportunity for Tru Niagen®,” said Rob Fried, ChromaDex Chief Executive Officer. “In 2022, we expect to introduce a new Tru Niagen® product, strengthen our presence in the Asia-Pacific region, and continue to grow the industry-leading ChromaDex External Research Program.”

Results of operations for the three months ended December 31, 2021 compared to the prior year quarter
Net Sales for ChromaDex increased 15%, or $2.3 million, to $17.8 million. The increase in net sales was largely driven by growth in sales of Tru Niagen® (primarily e-commerce sales) paired with growth in Niagen® and other ingredient sales.
Gross Margin improved 20 basis points to 61.2% primarily driven by the positive impact of increased Tru Niagen® consumer product sales and product cost savings initiatives.
Operating Expense increased 4%, or $0.7 million, to $16.2 million.
•Selling and marketing (S&M) expense increased 37%, or $2.3 million, largely due to brand building activities and efforts to increase consumer awareness and demand.
•Increases were partially offset by a 22% decrease, or $1.8 million decline, in general and administrative (G&A) expense primarily related to lower legal expense.
Net Loss was $5.3 million, or $0.08 loss per share, compared to a net loss of $6.1 million or $0.10 loss per share for the fourth quarter of 2020.
Adjusted EBITDA excluding total legal expense, a non-GAAP measure, was a loss of $1.8 million, an increase of $0.7 million from a loss of $1.1 million for the fourth quarter of 2020. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA excluding total legal expense to net loss, the most directly comparable GAAP measure.
Operating Activities had a net cash outflow of $4.9 million compared to break-even operating activities for the fourth quarter of 2020 largely due to changes in working capital.

 Results of operations for the year ended December 31, 2021 compared to the prior year
Net Sales for ChromaDex increased 14%, or $8.2 million, to $67.4 million. The increase in net sales was largely driven by growth in sales of Tru Niagen® (primarily e-commerce sales and the launch in U.S. Walmart stores) partially offset by lower Niagen® and other ingredient sales.
Gross Margin improved 200 basis points to 61.5% as scale, product mix, and cost savings initiatives more than offset inflationary pressures across global supply chains.
Operating Expense increased 24%, or $13.4 million, to $68.6 million.
•S&M expense increased 35%, or $7.4 million, largely due to brand building activities and efforts to increase consumer awareness and demand.
•G&A expense increased 18%, or $5.6 million, primarily due to increased litigation activity which is now largely behind the Company.
•Research and development expense increased 12%, or $0.4 million, driven by increased investments and timing of projects.
Net Loss was $27.1 million, or $0.40 loss per share, compared to a net loss of $19.9 million or $0.33 loss per share for fiscal year 2020.
Adjusted EBITDA excluding total legal expense, a non-GAAP measure, was a loss of $2.5 million, an increase of $1.5 million, compared to a loss of $1.0 million for fiscal year 2020 primarily driven by higher selling and marketing expense, partially offset by higher sales and increased gross margins. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA excluding total legal expense to net loss, the most directly comparable GAAP measure.
Operating Activities had a net cash outflow of $24.2 million compared to $10.6 million for fiscal year 2020 largely due to increases in legal expenditures and changes in working capital.
Cash and cash equivalents totaled $28.2 million at December 31, 2021 compared to $16.7 million at December 31, 2020.

2022 Outlook
Looking forward, for the full year, the Company expects 15-20% revenue growth, driven by its global e-commerce business, as well as growth with existing and new strategic partners. The outlook does not include revenue upside from potential new partnerships in the pipeline. The outlook contemplates continued COVID-19 headwinds for international partners. The Company expects slightly better than 60% gross margin and a reduction in general and administrative expense of $5.0 to $6.0 million, as reported, for full year 2022, driven by lower legal expense. The Company expects to increase investments and resources to drive brand awareness and accelerate its research and development pipeline to capitalize on growth in the nicotinamide adenine dinucleotide (NAD+) market globally. Accordingly, the Company expects an increase in research and development expense of approximately $2.0 million. Selling and marketing expense is expected to be up in absolute dollars, but down slightly as a percentage of net sales, year-over-year.

Investor Conference Call
A live webcast will be held Wednesday, March 9, 2022 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss ChromaDex’s fourth-quarter and fiscal year 2021 financial results and provide a general business update.
To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investor Relations section of ChromaDex’s website at www.chromadex.com. The toll-free dial-in information for this call is 1-888-510-2008 with Conference ID: 4126168.
The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern time on March 9, 2022 to 11:59 p.m. Eastern time on March 16, 2022. The replay of the call can also be accessed by dialing 800-770-2030, using the Replay ID: 4126168.

Important Note on Forward Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could” or the negative of such terms or other similar expressions. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the quotation from ChromaDex’s Chief Executive Officer, and statements related to the company’s 2022 financial outlook, including but not limited to revenue growth, gross margin, expenses, and investment plans. Other risks that contribute to the uncertain nature of the forward-looking statements include: the impact of the COVID-19 pandemic on our business and the global economy; our history of operating losses and need to obtain additional financing; the growth and profitability of our product sales; our ability to maintain sales, marketing and distribution capabilities; changing consumer perceptions of our products; our reliance on a single or limited number of third-party suppliers; and the risks and uncertainties associated with our business and financial condition in general, described in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

About ChromaDex:
ChromaDex Corporation is a global bioscience company dedicated to healthy aging. The ChromaDex team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+) an essential coenzyme which is found in every cell of human bodies and levels of which decline with age. ChromaDex is the innovator behind NAD+ precursor nicotinamide riboside (NR), commercialized as the flagship ingredient Niagen®. Nicotinamide riboside and other NAD+ precursors are protected by ChromaDex’s patent portfolio. ChromaDex delivers Niagen® as the sole active ingredient in its consumer product Tru Niagen® available at www.truniagen.com and through partnerships with global retailers and distributors. Follow us on Twitter @ChromaDex and subscribe to our latest news via our website accessible at www.chromadex.com to which ChromaDex regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations	Media Relations
Brianna Gerber	Alex Worsham
Vice President of Finance and Investor Relations	Vice President of Global Marketing & Communications
949-419-0288 ext. 127	310-388-6706 ext. 689
briannag@chromadex.com	alexw@chromadex.com

ChromaDex Corporation and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
(In thousands, except per share data)
Sales, net	$17,759	$15,445	$67,449	$59,257
Cost of sales	6,891	6,024	25,959	23,983
Gross profit	10,868	9,421	41,490	35,274
Operating expenses:
Sales and marketing	8,641	6,319	28,352	20,948
Research and development	1,045	870	3,832	3,415
General and administrative	6,498	8,313	36,379	30,765
Total operating expenses	16,184	15,502	68,563	55,128
Operating loss	(5,316)	(6,081)	(27,073)	(19,854)

Interest expense, net	(9)	(16)	(55)	(71)
Net loss	$(5,325)	$(6,097)	$(27,128)	$(19,925)

Basic and diluted loss per share attributable to common stockholders:	$(0.08)	$(0.10)	$(0.40)	$(0.33)

Basic and diluted weighted average common shares outstanding	68,297	61,869	67,185	61,067

ChromaDex Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2021	2020
(In thousands except par values, unless otherwise indicated)
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $0.2 million for both periods presented	$28,219	$16,697
Trade receivables, net of allowances of $65 and $189, respectively; Including receivables from Related Party of $2.1 million and $0.9 million, respectively.	5,226	2,694
Inventories	13,601	11,683
Prepaid expenses and other assets	1,859	1,145
Total current assets	48,905	32,219

Leasehold improvements and equipment, net	3,003	3,206
Intangible assets, net	857	1,082
Right-of-use assets	4,352	1,226
Other long-term assets	723	625
Total assets	$57,840	$38,358
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,423	$9,445
Accrued expenses	6,481	6,133
Current maturities of operating lease obligations	528	589
Current maturities of finance lease obligations	20	31
Customer deposits	161	278
Total current liabilities	17,613	16,476
Deferred revenue	4,346	4,441
Operating lease obligations, less current maturities	4,154	997
Finance lease obligations, less current maturities	—	20
Total liabilities	26,113	21,934

Commitments and Contingencies

Equity
ChromaDex Corporation and subsidiaries stockholders' equity:
Common stock, $0.001 par value; authorized 150,000 shares; 68,126 shares and 61,881 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively.	68	62
Additional paid-in capital	200,614	158,190
Accumulated deficit	(168,953)	(141,825)
Cumulative translation adjustments	(2)	(3)
Total stockholders’ equity	31,727	16,424
Total liabilities and stockholders’ equity	$57,840	$38,358

ChromaDex Corporation and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Full Year 2021
(In thousands)
Net loss, as reported	$(7,381)	$(5,566)	$(8,856)	$(5,325)	$(27,128)
Adjustments:
Interest expense, net	19	12	15	9	55
Depreciation	221	226	232	211	890
Amortization of intangibles	60	61	53	51	225
Amortization of right of use assets	126	128	131	126	511
Share-based compensation	1,284	1,616	1,822	1,473	6,195
Severance and restructuring	(10)	13	342	6	351
Adjusted EBITDA	$(5,681)	$(3,510)	$(6,261)	$(3,449)	$(18,901)

Total legal expense	5,010	4,150	5,640	1,626	16,426

Adjusted EBITDA excluding total legal expense	$(671)	$640	$(621)	$(1,823)	$(2,475)

Adjusted EBITDA
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Full Year 2020
(In thousands)
Net loss, as reported	$(5,902)	$(3,711)	$(4,215)	$(6,097)	$(19,925)
Adjustments:
Interest expense, net	12	24	19	16	71
Depreciation	214	218	220	219	871
Amortization of intangibles	62	60	60	61	243
Amortization of right of use assets	92	95	97	115	399
Share-based compensation	1,873	1,711	1,574	1,778	6,936
Severance and restructuring	953	284	224	329	1,790
Adjusted EBITDA	$(2,696)	$(1,319)	$(2,021)	$(3,579)	$(9,615)

Total legal expense	2,380	1,844	1,896	2,468	8,588

Adjusted EBITDA excluding total legal expense	$(316)	$525	$(125)	$(1,111)	$(1,027)

Non-GAAP Financial Information:

ChromaDex discloses adjusted EBITDA excluding (a) interest, (b) depreciation, (c) amortization, (d) non-cash share-based compensation costs, (e) severance and restructuring expense and (f) total legal expense. ChromaDex uses this non-GAAP measure when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. ChromaDex believes the presentation of its non-GAAP financial measure provides important supplemental information to management and investors and enhances the overall understanding of its historical and current financial operating performance. ChromaDex believes disclosure of adjusted EBITDA has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Non-GAAP measures should not be viewed in isolation from or as a substitute for ChromaDex’s financial results in accordance with GAAP.